UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

WAYNE SPRINGATE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement (the “Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On December 13, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote Gold Card

Vote “FOR” All Four Kellner Group Nominees for Urgently Needed Change

Incumbent Board has Destroyed Stockholder Value and Imperiled AIM’s Future through Breaches of Fiduciary Duty and Bad Faith Actions

Stock Price has Declined by More than 99%, Clinical Strategy has Failed and AIM is on the Brink of Insolvency

Act Now to Save AIM Before it is Too Late – The Kellner Group Can Turn AIM Around and Finally Start Creating Value for Stockholders

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

December 13, 2024

Dear AIM Stockholders:

Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”), are issuing this open letter to stockholders regarding the 2024 Annual Meeting of Stockholders of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), to solicit your vote to elect each of us to AIM’s Board.

We urge you to carefully read our proxy statement and our subsequent communications because they contain important information. Our proxy statement and our other communications are available at https://okapivote.com/AIM/.

Substantial and Immediate Overhaul of the AIM Board is Critical

The urgent need for drastic, immediate transformation within the AIM Board is indisputable. Each of the three leading independent proxy advisory firms have acknowledged this in recommending for the election of Mr. Kellner. Two of the three firms acknowledged that the incumbent Board cannot remain in control and recommended for the election of both Mr. Kellner and Mr. Sweeney and against Mr. Equels.1

“There is no question that for shareholders to have any hope of not losing 100 percent of their investment, significant change is needed.”

“Equels appears to be the most directly responsible for the company’s failings.”[2] – ISS

1 The third proxy firm, Glass Lewis, did not meet with us.

2 Permission to use quotations from ISS was neither sought nor obtained.

“In our view, the dissidents have presented an urgent case for change in the board room.”[3] – Egan-Jones

Incremental change would be wholly inadequate in this situation. This is not a case of competing visions or differing opinions on AIM’s strategic direction. The incumbent Board has no vision for AIM’s future and no coherent strategy to move the company forward. The scale of value destruction under the incumbent Board’s leadership, combined with their blatant breaches of fiduciary duties (as found by the Delaware Supreme Court), unethical actions, and brazen disregard of stockholders and corporate governance norms, is unprecedented. We urge you to take decisive action by voting on the Gold card for all of the Kellner Group Nominees.

The Incumbent Board has Completely Failed and Destroyed Stockholder Value

The incumbent Board has controlled AIM for almost nine years since 2016 and failed epically, and dating back even further, Equels (16 years on the Board), Mitchell (26 years on the Board) and Appelrouth (13 years on the Board and consulting) each played a central role in leading AIM down the path of failure and value destruction.4 When given the opportunity to show they could be responsive to stockholders and fulfill their promise to appoint two new independent directors, the incumbent Board failed yet again. Instead, they appointed Bryan – hand-picked by Equels, without an independent search firm, based solely on a pre-existing relationship with AIM and Equels. This appointment was rubber-stamped by Mitchell and Appelrouth, and Bryan has predictably fallen right in line with their failed leadership.5 ISS accurately noted that “AIM shareholders did not get an independent voice they were hoping for with Bryan’s appointment.” 6 This is just another example of the incumbent Board’s consistent failure to act in the best interest of stockholders.

The following two facts demonstrate beyond question the utter and complete failure of the incumbent Board:

•	AIM’s stock price has declined by over 99% since 2016 when Equels became CEO and Equels, Mitchell and Appelrouth took control of the Board.[7]

•

AIM’s financial condition has deteriorated to the point of functional insolvency, with substantial doubt about its ability to continue as a going concern, insufficient stockholders’ equity to comply with NYSE American listing standards and a lack of viable financing options.[8]

The manner in which the incumbent Board brought AIM to this very dire position is even more troubling:

•

They have utterly failed to advance AIM’s clinical program.[9] They have failed to bring a single trial to completion and failed to achieve any FDA approvals. The incumbent Board has consistently neglected to invest in R&D for Company-sponsored clinical trials, and there is no clear strategy or follow-through. Instead, they shift focus aimlessly, chasing fleeting publicity with press releases that are empty of substance,

3 Permission to use quotations from Egan-Jones was neither sought nor obtained.

4 See the definitive proxy statement filed by the Kellner Group with the Securities and Exchange Commission (the “SEC”) on November 6, 2024 (the “Proxy Statement”), pg. 17.

5 See the Proxy Statement, pg. 17.

6 Permission to use quotations from ISS was neither sought nor obtained.

7 See the Proxy Statement, pg. 13.

8 See the Condensed Consolidated Balance Sheets included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 14, 2024 (the “2024 Third Quarter 10-Q”).

9 See the Proxy Statement, pg. 16; see also Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022; the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023; and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024.

while neglecting to drive trials to completion, secure approvals, or pursue commercialization with any sense of urgency. They delivered zero material process on any of the key clinical indications of Ampligen, failing to advance even a single company-sponsored study to completion. The incumbent Board attempts to hide their failures behind a veil of opacity, but the truth is unmistakable: a stalled program with no direction or visibility or timeline to approvals or revenues. This lack of transparency is, in effect, the only “strategy” the incumbent Board has for its clinical program—and it is failing.

“The lack of transparency gives the impression that the company’s pipeline is more advanced and that the company is more involved than it actually is.”

AIM has “not brought a single project to completion for at least 10 years.”

“It is worth noting that the company has never been able to obtain FDA approval through its history.” [10] – ISS

•

They have wasted funds on compensation and unethical litigation to entrench themselves and overseen massive, and increasing, losses.[11] Net losses have totaled over $120 million since 2016 and have accelerated. This is driven by increased G&A, increasing by 2.5x from 2021 to 2023, to support excessive compensation and unethical entrenchment efforts. G&A has been approximately double R&D in recent periods, a totally inappropriate and irresponsible ratio for a clinical stage biotech firm. The incumbent Board, with an average tenure of over 10 years, has not only violated their fiduciary duties but has also shamelessly paid themselves excessive compensation while the stock price has plummeted to less than a quarter. Their failure to act in the best interests of stockholders has directly contributed to the destruction of value, enriching themselves at the expense of AIM’s future.

“AIM shareholders have suffered significant losses, the company is running low on cash, and the board’s track record and stated plan does not inspire confidence”[12] – ISS

•

Their corporate governance practices have been abysmal, demonstrating a complete failure of leadership and accountability.[13] These practices include (1) ignoring the will of stockholders by completely disregarding three consecutive failed “say-on-pay” votes, with no meaningful action taken to address the overwhelming disapproval of their compensation practices, (2) making hollow promises to add two new independent directors and review executive compensation, only to betray stockholders by appointing a pre-selected, hand-picked director with deep ties to AIM and Equels, bypassing any independent search process, then engaged the same compensation consultant that had previously recommended excessive pay to conduct a shallow, self-serving review, (3) maintaining a non-stockholder approved poison pill for over 25 years, a blatant disregard for stockholder rights that continues to entrench their control and harm AIM’s long-term value; and (4) launching an aggressive and harmful campaign against stockholders, relentlessly attacking those who seek change and severely damaged the Company financially and strategically and disenfranchised its stockholders.

10 Permission to use quotations from ISS was neither sought nor obtained.

11 See the Proxy Statement, pg. 17; see also the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024; and the Condensed Consolidated Balance Sheets included in the 2024 Third Quarter 10-Q.

12 Permission to use quotations from ISS was neither sought nor obtained.

13 See the Proxy Statement, pgs. 17-18.

“In addition to destroying shareholder value and failing to provide any evidence that it could be successful in generating a successful outcome in any of Ampligen’s listed potential indications, the board has demonstrated a staggering disregard for shareholder feedback on its governance failings.”[14] – ISS

“We are profoundly concerned by the Board’s lack of accountability and poor strategic oversight.”[15] – Egan-Jones

•

They have violated their fiduciary duties and conducted an egregious self-interested entrenchment campaign that has results in massive waste and destroyed virtually all stockholder value.[16] The Delaware Supreme Court ruled in 2024 that the incumbent Board breached its fiduciary duties. In describing the Board’s adoption of amended bylaws, the court stated that the “primary purpose was to interfere with Kellner’s nomination notice, reject his nominees, and maintain control” and that the bylaws were “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty.”[17] (emphasis added)

This illegal behavior by the AIM Board was not an isolated incident. A federal district court in Florida sanctioned AIM and its counsel in 2024 in its Section 13(d) claims against members of the Kellner Group and others – claims that have been dismissed multiple times – for pursuing arguments that were “factually and legally frivolous and advanced for an improper purpose.”18

The cost of these bad faith actions has been staggering and directly and severely harmed the Company. We estimate the incumbent Board spent between $15 to $20 million in the past two-plus years in pursuit of its self-interested entrenchment campaign.19 The purpose of this waste was to prevent a meaningful stockholder vote – to deprive stockholders of their basic right to have a say in who represents them on the Board. Now that the incumbent Board has exhausted litigation options to prevent a vote, they have attempted to pad the vote by awarding fully vested shares to executives before the record date, as an advance on future pay – something there is no rational justification for and is a clear continuation of their bad faith and improper purpose.

This is shocking and unconscionable behavior – blatantly putting their own self-interest ahead of the Company and its stockholders - to a degree that we have never seen before.

“[W]e are alarmed by the Company’s deliberate disregard for shareholders’ voices. The Delaware Supreme Court’s ruling in favor of shareholders, acknowledging a breach of fiduciary duty, underscores that the Board is more focused on entrenching itself and the management rather than addressing the Company’s pressing financial, governance and operational challenges.”[20] – Egan-Jones

14 Permission to use quotations from ISS was neither sought nor obtained.

15 Permission to use quotations from Egan-Jones was neither sought nor obtained.

16 See Proxy Statement, pgs. 8-11.

17 Emphasis added.

18 Emphasis added.

19 Represents Kellner Group estimate based on increase in Company’s G&A expense from 2021 to 2023 and explanations provided as disclosed in AIM’s Annual Reports on Form 10-K for past two years, together with continued elevated G&A expenses in 2024 to date as disclosed AIM’s most recent Quarterly Report on Form 10-Q.

20 Permission to use quotations from Egan-Jones was neither sought nor obtained.

The Kellner Group Nominees are the Only Viable Path to Rescue, Rebuild and Revive AIM

Collectively, the Kellner Group Nominees will bring a wealth of business, financial, clinical trial, life science and corporate governance experience and much needed credibility to the Board.

The incumbent Board does not have the skill set that the Kellner Group does and has no plan to change course. Against all reason, despite overwhelming evidence of their incompetence, and unethical and self-serving actions, they simply ask stockholders to place blind trust in them and their same empty promises that progress is right around the corner. But after nearly nine years of treating AIM like their personal piggy bank, the incumbent Board’s complete and total failure is indisputable. Faced with this harsh reality, they have resorted to attacking us with misleading narratives and outright lies to divert attention from their own disastrous and self-serving record.

Here is the undeniable truth:

•

Mr. Kellner and Mr. Deutsch are two of AIM’s largest and long-standing stockholders. We have invested a significant amount in AIM and our sole motivation is to improve performance and create value for all stockholders. We are fully aligned with stockholders and committed to their success.

•

The false narrative being pushed by the incumbent Board - suggesting Mr. Kellner is motivated by personal financial gain to seek reimbursement or will exploit company resources - could not be further from the truth. These claims are completely divorced from reality. Mr. Kellner has spent decades building his business reputation as a trusted investment fiduciary, and this reputation is a testament to his integrity and commitment to the best interests of the investors. All of the Kellner Group Nominees are committed to acting as responsible fiduciaries, focused on financially stabilizing AIM and creating value for all stockholders. This stands in stark contrast to the incumbent Board members, who have egregiously violated their fiduciary duties by prioritizing their own self-interest, resulting in gross waste and destructive value erosion. Similarly, the incumbent Board’s deceitful misrepresentations of settlement discussions is nothing more than bad faith, deliberate attempt to mislead and distort facts. These discussions are a direct result of the incumbent Board’s unlawful entrenchment efforts and involve numerous lawsuits and people unrelated to the Kellner Group. Mr. Kellner remains fully committed to AIM and to using his resources and network to create value if the Kellner Group Nominees are elected.

•

Mr. Kellner and Mr. Sweeney have been transparent about their business relationship – it was disclosed in detail in our proxy statement and Mr. Kellner’s notice.[21] They have long and proven track records of successful investing and running businesses, earning them the trust of their respective investors through exceptional performance and responsible stewardship over many years. Their demonstrated success is a significant strength of our slate and exactly the kind of leadership AIM desperately needs to address its desperate financial situation and secure its successful future.

•

There are absolutely no third parties involved in our efforts that have not been publicly disclosed. None of the participants in our solicitation have any criminal history whatsoever. The incumbent Board’s claims that criminals are involved in the Kellner Group are completely baseless, desperate and outright false. But the incumbent Board needs to look in the mirror – AIM continues to utilize and pay a CRO that was co-founded by a convicted felon, recently convicted of securities fraud related deceiving investors about FDA submissions. This individual was quoted in several AIM press releases in recent years, including promoting clinical progress that did not occur. The parallels are extremely troubling. AIM also resorted to seeking usurious financing from an individual whom the SEC labeled a “recidivist violator of the federal securities laws.”

21 See Proxy Statement, pg. 11 and Schedule 13D/A filed by the Kellner Group on September 11, 2024, Exhibit 99.1. With no basis whatsoever, the incumbent Board has tried to claim that this relationship was not fully disclosed. Once proxy advisory firms began recommending for the election of Mr. Kellner and Mr. Sweeney, the incumbent Board leaned into this allegation that was fabricated out of whole cloth in an attempt to question their characters and deceive stockholders. Rather than honestly explain to stockholders why they believe this successful investing relationship would not be beneficial, which they could have done when it was fully disclosed in detail in the notice months ago, the incumbent Board resorts to craven dishonesty and spins false narratives. It is their modus operandi and they have done it throughout this proxy contest and their self-interested entrenchment campaign.

•

AIM also grossly mischaracterizes Mr. Chioini’s history at Rockwell Medical. Mr. Chioini founded Rockwell and served as CEO for 23 years, and under his leadership became the 2nd largest dialysate supplier in the US with four manufacturing facilities and 330 employees, executed multiple large clinical trials that resulted in multiple FDA approvals, commercialized products, obtained funding through multi-million dollar licensing deals with large pharmaceutical firms and built a business that had a market cap of almost $1.0 billion at its peak. Since Mr. Chioini left Rockwell in 2018, the stock price has declined significantly, losing approximately 95% of its value (Nasdaq: RMTI). AIM also continues to willfully and falsely insist that Mr. Chioini was fired, despite a public record that clearly disproves this claim, including the incumbent Board sitting through a trial that directly dispelled this claim. The truth is that he reached a settlement agreement that resulted in a significant payment to him after a dispute with conflicted board members involving whistleblower retaliation claims made by both him and Rockwell’s former CFO. The incumbent Board’s deliberate misrepresentation of these facts is an outright distortion of the truth, further reflecting their pattern of dishonesty. None of the successes Mr. Chioini achieved at Rockwell have materialized at AIM under the incumbent Board’s leadership, so his proven ability to drive growth, secure FDA approvals, and create value is exactly what AIM urgently needs to turn things around and deliver meaningful results for stockholders.

The degree of dishonesty that we have seen from the incumbent Board is staggering. As just one example, they shamelessly attempted to deceive stockholders that the AIM stock price did not decline by over 99% by displaying a 2016 document referencing an unadjusted stock price that did not account for subsequent 1-for-528 reverse stock splits. When we pointed out this blatant misrepresentation, they had the audacity to call us liars. This kind of behavior is not only bizarre, but it shows you can’t believe anything these say – it is like the pot calling the kettle black, and then claiming the sky is not blue. This is their consistent approach – their entire campaign against us revolves around attacking our qualifications, characters, motivations and relationships. But none of it is based in reality whatsoever and it is an intentional, brazen attempt to mislead stockholders and distract from the incumbent Board’s catastrophic failures. The reality is simple: Nothing from the incumbent Board should be trusted.

Our Plan will Create Value for Stockholders

The Kellner Group is committed to implementing a bold, focused, responsible plan to reverse AIM’s downward trajectory by stabilizing its financial situation, revitalizing its clinical program and restoring real value to stockholders.

First and foremost, the Kellner Group will stabilize AIM and ensure it has the financial resources required to continue operations. It is imperative that AIM raise substantial funding in a sustainable way given the catastrophic damage the incumbent Board has inflicted on the Company’s financial health. The Kellner Group Nominees have each successfully raised significant capital, and collectively, have raised over $1.0 billion in investment capital over the years. We have the resources, networks, and credibility to successfully raise the necessary funds and provide the essential runway to finally create value for stockholders and invest in the future of Ampligen.

In stark contrast, the incumbent Board simply does not have the credibility, expertise, networks and resources to secure the capital that AIM desperately needs.

The incumbent Board’s financing efforts have been disastrous—extremely dilutive and reliant on ATMs, equity lines and excessive warrant coverage.22 They have failed to secure long-term financing, leaving AIM burdened with massive overhang that has only driven down the stock price. When they have raised capital, they squandered it on self-serving entrenchment efforts, and wasteful G&A and compensation, rather than on meaningful and strategic clinical efforts.23

The Kellner Group Nominees will draw on their decades of collective experience in generating value for investors, and the trust, credibility and relationships they have built over the years, to attract long-term investment to AIM. We will direct that funding into a sharply focused clinical program. By being transparent with stockholders about AIM’s clinical program and setting clear, achievable goals and timelines, we are confident we can rebuild investor trust of investors and continue to attract capital. The contrast with the incumbent Board could not be more glaring.

22 See the Proxy Statement, pgs. 15-16.

23 See the Proxy Statement, pgs. 16-18.

Once AIM’s financial condition stabilized, the Kellner Group Nominees will take decisive action and implement their plan to revitalize AIM’s clinical program. We will conduct a comprehensive review of the available data on Ampligen, as well as the status of the various ongoing and past trials. This work will begin immediately and will proceed with the urgency it deserves. We will collaborate with AIM’s existing personnel, but will also bring in outside experts in oncology and other relevant fields to ensure AIM’s success. We bring a vast and powerful network of scientific and industry expertise, forged through Mr. Chioini’s extensive career in biotech and pharmaceuticals and Mr. Kellner’s leadership on numerous boards, including the Wisconsin Medical College Board. This network will be instrumental in driving AIM’s turnaround and ensuring its success.

Even more compelling, in the past week, we announced the full support of the co-inventor of Ampligen and former CEO of AIM, Dr. Carter, and another former AIM executive, Mr. Springate. Both of these individuals reached out to us due to their deep experience with AIM and Ampligen and their desire to help us deliver the fundamental change AIM so urgently needs. These powerful endorsements underscore the credibility and trust that our team has within the industry and further validates our plan to turn AIM around. This is clear indication that our group has the proven ability to attract the right people, with the right expertise, to collaboratively and effectively work toward turning AIM around and generating meaningful, long-term value for stockholders.

The pillars of our clinical program will be as follows:

Prioritize Oncology

We believe that Ampligen holds immense potential in oncology. Under our leadership, we will pinpoint the oncology indications with the greatest potential for success and pursue at least one Company-sponsored Phase 2 trial (or the most advanced phase that is feasible) as quickly as possible, with a targeted commencement within one year. During the first quarter, we will clearly communicate our decision, outline our priority indications and provide a detailed explanation of our findings and rationale. Unlike the incumbent Board, we will take decisive action to unlock the true value of Ampligen and deliver real progress for stockholders.

Assess Relationships to Build Quality Infrastructure for Company-sponsored Trials

Simultaneously, to ensure that we are fully prepared to launch our Company-sponsored trial(s) without delay, we will aggressively evaluate and secure the best possible partnerships with contract manufacturing organizations (CMOs) and contract research organizations (CROs). We will put in place robust, high-quality agreements that guarantee the necessary support for our trials, ensuring that we are positioned for immediate and effective execution. Unlike the incumbent Board, we are committed to taking swift, strategic action to move AIM forward and maximize its potential.

Implement Cost-Saving Measures and Reallocate Funds to R&D

We will take immediate, decisive action to slash excessive G&A spending, starting with compensation and legal spending. At the same time, we will reallocate critical resources from G&A to R&D, ensuring that the company’s focus shifts squarely to what matters most: advancing research and development. R&D will be our top priority, and we will not tolerate the continued misallocation of funds that has plagued AIM under the incumbent Board. These actions, combined with the substantial funding we believe we can secure through our strong relationships, will provide the necessary runway to drive a swift and aggressive turnaround. Unlike the current Board, we are committed to delivering real results and restoring value for stockholders.

Monetize Programs Closer to Commercialization	We will actively pursue opportunities to generate funding through programs that that are potentially closer to commercialization than

AIM’s oncology programs. Our goal is to identify programs that could provide a near or medium term return, which could help fund our oncology programs and/or deliver immediate benefits to both patients and stockholders. Specifically, we will evaluate the following:

•   ME/CFS – We will assess whether initiating another Phase 3 trial is viable in the near term, based on the FDA’s feedback from 2013. This could potentially accelerate progress and bring us closer to commercialization.

•   Alferon N – We will evaluate the feasibility of restarting production and commercialization of this FDA-approved product, which could generate revenue and strengthen our financial position.

•   Ampligen in Argentina – We will examine whether regulatory and operational efforts can be expedited to launch commercial sales, potentially creating meaningful revenues in the short term.

If the cost-benefit analysis for any of these programs does not support their pursuit, we will be transparent with stockholders, explaining our rationale for moving away from them. Conversely, if we determine that any program offers the potential for value creation through sales or out-licensing, we will take decisive action to capitalize on those opportunities. Our approach will be data-driven, transparent, and focused on creating sustainable value for AIM’s stockholders. Unlike the incumbent Board, which has allowed AIM to stagnate, we will take bold and informed steps to move the company forward.

Be Transparent

Throughout this process, we will prioritize transparent, consistent communication with stockholders, keeping them informed about our goals, milestones, and timelines. By maintaining this level of clarity and accountability, we are confident that we can demonstrate measurable progress and earn the trust of the investment community. This approach will enable us to attract high-quality, long-term investment and ensure sustained support for our strategic vision. Unlike the incumbent Board, which has relied on vague statements, outright lies, and a consistent lack of action, we will offer real clarity at every step.

Lastly, but by no means least, we will implement governance reforms and investor outreach that have been completely absent under the incumbent Board. The incumbent Board has not only utterly failed to establish an effective governance structure, but has fostered a toxic, dysfunctional environment marked by unethical conduct, disloyalty to the Company, a constant financial crisis, missed opportunities, and gross mismanagement. Their actions have created a culture of neglect and self-interest that has left AIM in a state of perpetual instability and underperformance. We are committed to making the necessary changes, starting immediately:

•

Board Composition and Independence. We will identify and appoint an additional independent director, with a focus on finding a candidate with no prior history with AIM, with scientific or other relevant expertise, and with a diverse background that reflects a forward-thinking perspective.

•

Compensation Overhaul. We will engage a new, independent compensation consultant to completely restructure AIM’s compensation practices. Our focus will be on slashing guaranteed compensation, reducing executive and director fixed and cash pay, and implementing a performance-driven incentive-based compensation structure with objective performance measures.

•

Poison Pill Review. Review AIM’s poison pill, which has been in effect for almost 25 years without stockholder approval, with consideration of putting it to a stockholder vote if it will be maintained long-term.

•	Investor Communications. Initiate outreach in a transparent manner to stockholders and new investors to tell our story and keep them informed.

Unlike the incumbent Board, we will not make empty promises—we will deliver on these critical commitments overhaul the governance structure at AIM to ensure transparency, accountability and long-term stockholder value.

The incumbent Board has destroyed stockholder value and imperiled AIM’s future through breaches of its fiduciary duties and bad faith conduct. Stockholders must act now to save AIM before it is too late.

We urge stockholders to vote “FOR” all four Kellner Group Nominees for urgently needed change.

We believe that if the Kellner Group Nominees are elected, AIM’s future will be bright and we stand ready and able to lead a turn around and create value for all stockholders. But if the Kellner Group Nominees do not control the Board, stockholders can expect more of the same value destruction and self-dealing from the incumbent Board and we fear that AIM will have no future at all.

Thank you for your support and consideration.

The Kellner Group

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement and additional proxy materials filed with the SEC. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.

In addition, on December 13, 2024, Mr. Kellner sent e-mail messages to certain stockholders with substantially the following message:

We issued a comprehensive summary of our case for change this morning, which I ask you to please carefully consider.

We made some great progress this week, announcing the support of AIM’s former CEO and the co-inventor of Ampligen, Dr. Carter. Another former executive who spent 18 years at AIM, Wayne Springate, also announced his support for us. They both reached out to us because they want to help us lead a turnaround at AIM and believe we are the right team. They’ve been very helpful, and we have confidence we’ll continue to attract quality people who will collaborate with us. These announcements can be found on our site at https://okapivote.com/AIM/.

The incumbent Board’s case against me and my nominees is based almost entirely on questioning our characters and motives. Bluntly, they are not telling you the truth. I am 100% committed to turning AIM around and restoring value for stockholders. That is my only motivation and I’m fully aligned with all stockholders. I bought my stock above $2. If I make money, all stockholders will benefit. My intention is to drive much greater value by making sure we are investing in R&D and aggressively driving the clinical program forward. I have publicly committed to use my resources and network to get that done. I put my team of nominees together because I truly believe they all bring something valuable to the table and collectively we can do great things for AIM.

I was in the money management business for 50 years. I built a reputation of integrity over the years that I am very proud of, and have a track record of successful investing and acting as a trusted fiduciary for my clients. In this process with AIM, I’ve been accused of things I’ve never been accused of in my entire career – deception, improper motives. I promise you that it is total garbage and anybody I’ve ever done business with would confirm that. I am going to do what is in the best interests of AIM and it stockholders and the last thing I would do is anything that would tarnish my name and reputation. The incumbents twist information, mischaracterize and unfortunately just make things up. There are some examples in this morning’s release that I’d ask you to consider. But there are plenty of the others too. Their settlement discussion characterizations are just plain wrong – we never seriously discussed financial settlement because we couldn’t agree on board composition. They were promising insurance proceeds in exchange for releases and keeping their seats, and then they went public with their mischaracterizations and that was the end of it. I would love the opportunity to talk through the specific allegations and give you the real facts – but the idea that I am in this to exploit AIM’s resources (which are virtually non-existent at this point) is just nonsense. I’ve been fortunate financially in my life and it just is not even remotely close to the truth.

You know what you’ll get with the incumbent Board in control. The record speaks for itself. You and your investors will be much better off with my group in control.